CERTIFICATE OF AMENDMENT

               TO THE ARTICLES OF INCORPORATION OF

                 PROCESS TECHNOLOGY SYSTEMS, INC.


          We, the undersigned, William A. Silvey, Jr., President, and W. Scott Thompson, Secretary, of Process Technology Systems, Inc., a Nevada corporation (the "Corporation"), do hereby certify:

                                I

          Pursuant to Section 78.390 of the Nevada Revised Statutes, the Articles of Incorporation of the Corporation shall be amended as follows:

                            ARTICLE IV

          AUTHORIZATION OF CAPITAL STOCK: The amount of the total authorized capital stock of the Corporation shall be:

               A. Fifty Million (50,000,000) shares of common stock with a par value of $0.002 per share.

               B. Twelve Million Five Hundred Thousand (12,500,000) shares of preferred stock with a par value of $0.25 per share. The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval.

                                    Series A Non-Voting Preferred Stock

                    Series A Non-Voting Preferred Stock with the following rights, privileges and preferences set by the Board of
                    Directors, 291,620 shares:   (i), non-voting; (ii),
                    non-convertible; (iii) preference to dividends if any are declared; (iv), any dividends shall be non-cumulative; and (v), the preferred stock shall be entitled to an annual dividend of $0.10 per share, payable quarterly, commencing on or before 24 months from the date of issuance of certificates therefor, in the sole discretion of the board of directors.

                            ARTICLE XI

          AMENDMENTS: The Board of Directors may amend the Articles of Incorporation to change the name of the Corporation to any name that conforms with the business or industry that the Board of Directors determines to engage in or conforms with the name or names of any properties or businesses acquired by the Company without approval of the stockholders.

                                II

          The foregoing amendments were adopted by Unanimous Consent of the Board of Directors pursuant to Section 78.315 of the Nevada Revised Statutes and by majority vote of the stockholders of the Corporation at a special meeting of stockholders held April 27, 2001.

                               III

          Pursuant to resolutions adopted by the Board of Directors and the majority vote of the stockholders of the Corporation, the 14,290,240 outstanding common shares of the Corporation were reverse split on a basis of one for 50, while retaining the par value at two mills ($0.002) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation. Additionally, the 291,620 outstanding Series A Non-Voting Preferred shares of the Corporation were reverse split on a basis of one for 50, while retaining the authorized preferred stock at 12,500,000 preferred shares and the par value at twenty-five cents ($0.25) per share, with appropriate adjustments being made in the additional paid in capital and stated capital accounts of the Corporation.

                                IV
          The number of shares entitled to vote on the amendments were 14,290,240.

                                V
          The number of shares voted in favor of the amendments were 8,468,000, with none opposing and 10,000 abstaining.

                              /s/William A. Silvey, Jr.
                              William A. Silvey, Jr., President


                              /s/W. Scott Thompson
                              W. Scott Thompson, Secretary

STATE OF TEXAS          )
                        )  ss
COUNTY OF HARRIS        )

          On the 16TH day of May, 2001, personally appeared before me, a Notary Public, William A. Silvey, Jr., who acknowledged that he is the President of Process Technology Systems, Inc., and that he is authorized to and did execute the above instrument.


                              /s/Maureen Michelsen
                              NOTARY PUBLIC
     (Notary Seal)


STATE OF TEXAS      )
                    )  ss
COUNTY OF HARRIS    )

          On the 16TH day of May, 2001, personally appeared before me, a Notary Public, W. Scott Thompson, who acknowledged that he is the Secretary of Process Technology Systems, Inc., and that he is authorized to and did execute the above instrument.


                              /s/Maureen Michelsen
                              NOTARY PUBLIC

     (Notary Seal)